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                                                                   EXHIBIT 12.01

                      LEHMAN BROTHERS INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                                                                                                      For The
                                                                                                                       Three
                                                                                                                       Months
                                                            For the Twelve Months Ended November 30                    Ended
                                                 --------------------------------------------------------------     February 28
                                                   1997         1998         1999          2000         2001           2002
                                                 ---------    ---------    ---------     ---------     --------     ------------
Pre-tax earnings from continuing operations         $ 593        $ 847       $1,013        $1,617       $1,129            $ 487

Add: Fixed charges (excluding capitalized
       interest )                                  12,233       14,746       12,552        16,076       13,510            2,059
                                                 ---------    ---------    ---------     ---------     --------     ------------

Pre-tax earnings before fixed charges              12,826       15,593       13,565        17,693       14,639           $2,546
                                                 =========    =========    =========     =========     ========     ============

Fixed charges:
       Interest                                    12,216       14,730       12,535        16,059       13,485            2,055
       Other (a)                                       19           20           17            17           25                4
                                                 ---------    ---------    ---------     ---------     --------     ------------

       Total fixed charges                        $12,235      $14,750      $12,552       $16,076      $13,510           $2,059
                                                 ---------    ---------    ---------     ---------     --------     ------------


RATIO OF EARNINGS TO FIXED CHARGES                   1.05         1.06         1.08          1.10         1.08             1.24
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(a)      Other fixed charges consist of the interest factor in rentals and capitalized interest.